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                          CERTIFICATE OF INCORPORATION
                                       OF

                              Benton Ventures, Inc.

      FIRST: The name of the corporation is: BENTON VENTURES, INC.

      SECOND: Its registered office in the State of Delaware is located at 25 Greystone Manor, Lewes, DE 19958-9776, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

      THIRD: The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH: The total number of shares of stock which the corporation is authorized to issue is 100,000,000 shares having a par value of $0.0001 per share.

      FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors and the directors need not be elected by ballot unless required by the bylaws of the corporation.

      SIXTH: The names of the persons who are to be the directors of the corporation until the first meeting of stockholders or until their successors are elected:

                                 Diane Golightly
                         7633 East 63rd Place Suite 210
                                 Tulsa, OK 74133

      SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of Delaware, the board of directors is authorized to amend or repeal the bylaws.

      EIGHTH: The corporation reserves the right to amend or repeal any provision in this Certificate of Incorporation in the manner prescribed by the laws of Delaware.

      NINTH: The incorporated is Harvard Business Services, Inc., whose mailing address is 25 Greystone Manor, Lewes, DE 1958-9776. The powers of the incorporator are to terminate upon the filing of this certificate of incorporation.

      TENTH: To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as director.

      I, Richard H. Bell, for the purpose of forming a corporation under the laws of the State of Delaware do make and file this certificate and do certify that the facts herein stated are true; and have accordingly signed below, this 21st day of October, 1999

Signed and Attested to by:    /s/
                            --------------------------------
                            Richard H. Bell, President & Secretary
                            HARVARD BUSINESS SERVICES, INC.